UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 8, 2006

Good Times Restaurants Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

601 Corporate Circle, Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 384-1400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2006, the Board of Directors (the "Board") of Good Times Restaurants Inc. (the "Company"), upon the review and recommendation by the Compensation Committee of the Board, approved the acceleration of the vesting, effective August 3, 2006, of outstanding unvested stock options to purchase a total of approximately 108,235 shares of the Company's common stock, representing all outstanding unvested stock options granted under the Company's 2001 Stock Option Plan that are held by current employees, including all executive officers of the Company. Stock options held by the Company's non-employee members of the Board were not accelerated. As a result, the accelerated options, which would otherwise have vested at various times over the next four years, became fully vested on August 3, 2006. The exercise price and duration of each stock option award remain the same.

The acceleration of vesting only affects stock options granted from October 1, 2002 through October 1, 2005. It does not affect stock options granted prior to October 1, 2002 since those options have already vested. The accelerated options have exercise prices ranging from $2.70 to $5.68 per share, and the weighted average exercise price of the accelerated options is $4.23 per share. Of the stock options that were accelerated, options to purchase approximately 67,835 shares are held by executive officers of the Company, with a weighted average exercise price of $4.34 per share. The closing price of the Company's common stock as reported on the Nasdaq Capital Market on August 2, 2006, the last trading day before approval of the acceleration, was $4.89 per share.

In connection with the acceleration, the executive officers of the Company will enter into Resale Restriction Agreements which generally provide that shares acquired upon the exercise of the accelerated portion of an option cannot be resold before that portion of the option would have otherwise vested under the original vesting terms of the underlying option agreement. A copy of the form of Resale Restriction Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

The purpose of the acceleration was to reduce the amount of non-cash compensation expense that otherwise would have been recognized in future periods following the Company's adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R): (i) generally requires recognizing compensation cost for the grant-date fair value of stock options and other equity-based compensation over the vesting service period; (ii) applies to all awards granted, modified, vesting, repurchased or cancelled after the required effective date; and (iii) will become effective for the Company as of the beginning of its first quarter for the Company's fiscal year ending September 30, 2007. The future expense that is eliminated as a result of the acceleration is estimated to be a total of approximately $243,000, before the effect of income taxes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed as part of this report:

Exhibit No.	Description
10.1'	Form of Resale Restriction Agreement between the Company and an Executive Officer for Shares Purchased under Accelerated Options

_________________________

' Exhibit constitutes a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: August 8, 2006 By: /s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer